Exhibit 3.12

Gesellschaftsvertrag	Articles of Association

der Firma	of the company

Grifols Deutschland GmbH	Grifols Deutschland GmbH

mit dem Sitz in Frankfurt am Main	with its statutory seat in Frankfurt am Main

1 Firma und Sitz	1 Company Name and Statutory Seat

1.1 Die Firma der Gesellschaft lautet:	1.1 The name of the company shall be:

Grifols Deutschland GmbH.	Grifols Deutschland GmbH.

1.2 Sitz der Gesellschaft ist Frankfurt am Main.	1.2 The statutory seat of the company is Frankfurt am Main.

2 Gegenstand des Unternehmens	2 Company Object

2.1 Gegenstand des Unternehmens ist	2.1 Object of the company is

2.1.1  die Erlangung der öffentlichen Erlaub-nisse und Genehmigungen, die für die Herstellung, die Vermarktung und den Vertrieb von biologisch-therapeutischen Eiweißprodukten auf Blutplasmabasis erforderlich sind, und
2.1.1 the obtaining of official permits and approval necessary for the production, the commercialisation and the distribution of biological-therapeutic albumen products based on blood plasma, and

2.1.2  nach Erhalt der jeweiligen Erlaubnis oder Genehmigung, die Herstellung, die Vermarktung und der Vertrieb von biologisch-therapeutischen Eiweißprodukten auf Blutplasmabasis in dem von der jeweiligen Erlaubnis oder Genehmigung gedeckten Umfang, und

2.1.2  after receipt of the corresponding permit or approval, the production, the commercialisation and the distribution of biological-therapeutic albumen products based on blood plasma within the scope of the respective permit or approval, and

2.1.3 der Import, Export, Vertrieb und Handel mit Reagenzien, Chemikalien und pharmazeutischen Produkten, speziell bestimmt für Laboratorien und Gesund-heitszentren und medizinische und chirurgische Materialien, Apparate und Instrumente sowie die Herstellung von Arzneimitteln im Sinne des Arzneimittelgesetzes.

2.1.3 the import, the export, the distribution and the trading with reagents, chemicals and pharmaceutical products, especially for laboratories and health centres, and medical and surgical materials, apparatuses and instrumentation as well as the production of pharmaceuticals as set forth in the German Pharmaceuticals Act.

2.2     Die Gesellschaft ist ferner berechtigt, alle Geschäfte zu tätigen, die den Gesellschaftszweck zu fördern geeignet sind. Die Gesellschaft darf sich an anderen Unternehmen beteiligen, deren Geschäfte führen und Zweigniederlassun-gen errichten.

2.2     Further, the Company is entitled to undertake any act which is suitable to promote the corporate object. The Company is entitled to hold shares in other enterprises, to run their operations and to establish branches.

3 Stammkapital	3 Stated Share Capital

Das Stammkapital der Gesellschaft beträgt	The stated share capital of the company amounts to

EUR 25.000,00 (in Worten: Euro fünfundzwanzigtausend).	EUR 25,000.00 (in words: Euro twenty five thousand).

4 Dauer der Gesellschaft, Geschäftsjahr	4 Duration of the company, Fiscal Year

4.1 Die Gesellschaft ist auf unbestimmte Zeit errichtet.	4.1 The company is established for an unlimited period of time.

4.2 Geschäftsjahr ist das Kalenderjahr.	4.2 The fiscal year is the calendar year.

5 Geschäftsfuhrung	5 Representation

5.1 Die Gesellschaft hat einen oder mehrere	5.1 The company has one or several managing

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Geschäftsfuhrer. Sind mehrere Geschäftsführer bestellt, so wird die Gesellschaft durch zwei Geschäftsführer gemeinsam oder durch einen Geschäftsführer zusammen mit einem Prokuristen vertreten.
directors. If more than one managing director is appointed, then each one represents the company either jointly with another managing director or with a holder of general commercial proxy (Pro-kurist).

5.2 Die Gesellschafterversammlung kann einzelnen Geschäftsführern oder Proku-risten das Recht zur Einzelvertretung er-teilen.	5.2 The shareholder’ meeting may grant power of sole representation to individual managing directors or holders of general commercial proxy (Prokuristen).

5.3 Die Gesellschafterversammlung kann ferner einzelnen Geschäftsführern oder Prokuristen Befreiung von den Beschränkungen des § 181 BGB erteilen.
5.3 Further, the shareholders’ meeting may grant release from the restrictions of section 181 German Civil Code (BGB) to individual managing directors or holders of general commercial proxy (Prokuristen).

6 Zustimmungspflichtige Rechtsgeschäfte	6 Acts subject to approval

6.1 Der oder die Geschäftsführer bedürfen zu folgenden Handlungen der Zustim-mung der Gesellschafterversammlung:	6.1 The following acts of the managing directors are subject to the approval of the shareholders’ meeting:

6.1.1 Erwerb, Veräußerung und Belastung von Liegenschaften und Gebauden;	6.1.1 Acquisition, sale and encumbrance of real estate and buildings;

6.1.2 Errichtung und Aufgabe von Zweigniederlassungen;	6.1.2 Establishment and termination of branches;

6.1.3 Beteiligung an anderen Unternehmen, Verkauf oder Verpachtung des Betriebs oder wesentlicher Bestandteile an Dritte;	6.1.3 Participation in other companies, sale and lease of the business or essential parts thereof to third parties;

6.1.4 Aufgabe oder Neuaufnahme von Geschäftszweigen;	6.1.4 Termination or set up of business lines;

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6.1.5 Investitionen, die im Einzelnen oder in ihrer Gesamtheit insgesamt den Wert von EUR 25.000,00 übersteigen, soweit diese nicht im Investitionsplan enthalten sind;	6.1.5 Investments beyond (solely or in the aggregate) the value of EUR 25,000.00 to the extend they are not included in the investment plan;

6.1.6 Neuaufnahme oder Erhöhung von Bankkrediten um mehr als 5% des Finanzierungs volumens, soweit diese nicht im Finanzplan enthalten sind;	6.1.6 Establishment or increase of bank loans of more than 5% of the financing volume to the extend the respective amount is not included in the finance plan;

6.1.7 Gewährung von Darlehen an Betriebs-angehörige, wenn der Betrag insgesamt EUR 5.000,00 pro Betriebsangehörigem übersteigt;	6.1.7 Granting of loans to employees if the amount is higher than EUR 5,000.00 in the aggregate per employee;

6.1.8 Anstellung und Entlassung von außerta-riflichen Angestellten, soweit diese nicht im Budget enthalten sind und wenn de-ren Entgelt die Beitragsbemessungs-grenze in der gesetzlichen Rentenversi-cherung übersteigt;

6.1.8 Employment and redundancies of non-pay-scale employees to the extent that they are not included in the budget and if their remuneration is higher than the contribution assessment ceiling of the statutory pension insurance;

6.1.9 Widerruf von Prokura und Handlungs- vollmacht, es sei denn, dies ist wegen der Dringlichkeit der Sache unaufschiebbar; in diesem Fall müssen alle Gesellschafter unverzüglich benachrichtigt werden;

6.1.9 Recall of general commercial proxy (Pro- kura) and commercial power of attorney (Handlungsvollmacht) unless it may not be delayed; in this case all shareholders must be informed without undue delay;

6.1.10 Gewährung von Pensions- oder sonstigen Zusagen jeglicher Art sowie die Gewährung von Gewinn-oder umsatzabhängigen Bezügen oder Sonderentgelten;	6.1.10 Granting of pension or any other commitments as well as any remuneration or special benefits dependent on profit or sale;

6.1.11 Übernahme von Bürgschaften	6.1.11 Assumption of guarantees (Bürgschaften);

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6.1.12 Grundsatzentscheidungen in der Geschäftspolitik sowie der Betriebs- und Verwaltungsorganisation;	6.1.12 Fundamental decisions regarding business politics as well as business and administration organisation;

6.1.13 Aufstellung bzw. Änderung von Investi-tions-, Finanz-,Unternehmens- und Forschungsplänen;	6.1.13 Draw up resp. amendment of investment, finance, business and research plans;

6.1.14 Abschluss, Änderung und Aufhebung von Miet-, Pacht- und Leasing- oder sonstigen Nutzungsverträgen über Grundstücke, Gebäude, Geschäftsräu-me oder bewegliche Gegenstände, soweit deren Laufzeit 1 Jahr übersteigt oder der Gesamtwert der dafür zu er-bringenden Leistungen den Betrag in Höhe von EUR 25.000,00 übersteigt;

6.1.14 Conclusion, amendment and cancellation of rental, lease and leasing agreements and any other utilisation contracts regarding real estate, buildings, business premises or movable assets as far as they are concluded for a duration of more than one year or the total value of the respective services exceed the amount of EUR 25,0.00.00;

6.1.15 sonstige Geschäfte, die über den ge-wöhnlichen Geschäftsbetrieb hinausge-hen.	6.1.15 any other transaction that goes beyond the ordinary course of business.

6.2 Die Gesellschafterversammlung kann den oder die Geschäftsführer jederzeit von den vorgenannten Beschränkungen befreien oder darüber hinaus beschrän-ken.	6.2 The shareholders’ meeting can release the managing directors from the above mentioned restrictions at any time. Further, the shareholders’ meeting can determine further restrictions.

7 Gesellschafterversammlung	7 Shareholders’ Meeting

7.1      Die Beschlüsse der Gesellschafter wer-den grundsätzlich in der Gesellschafter-versammlung gefasst, es sei denn, sämtliche Gesellschafter erklären sich mit einer schriftlichen oder per E-Mail oder durch andere elektronische Medien durchgefuhrten Beschlussfassung ein-verstanden.
7.1 In principle, shareholders’ resolutions are passed in meetings unless all shareholders agree to pass the resolution in writing or via e-mail or via other electronic media.

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7.2 Die Gesellschafter können auf die Einhaltung der Form- und Fristvorschriften zur Anberaumung einer Gesellschafterversammlung verzichten.	7.2 The shareholders can waive all formalities and notice periods regarding the convention of a shareholders’ meeting.

7.3 Die Beschlüsse werden mit einfacher Mehrheit der abgegebenen Stimmen gefasst, soweit nicht das Gesetz zwingend etwas anderes vorschreibt.	7.3 Shareholders’ resolutions are passed with a simple majority of the submitted votes cast unless otherwise stipulated by compulsory law or by the articles of association.

7.4 Je EUR 1,00 eines Geschäftsanteils gewährt eine Stimme.	7.4 Each Euro of a share shall carry one vote.

7.5 Jeder Gesellschafter kann sich durch einen anderen Gesellschafter oder einen Wirtschaftsprüfer oder sonst zur Berufsverschwiegenheit Verpflichteten vertreten lassen.	7.5 Each shareholder can be represented by another shareholder or an auditor or another person bound to professional discretion.

7.6    Der Gesellschafter mit den höchsten Gesellschaftsanteilen führt den Vorsitz in der Gesellschafterversammlung. Kann oder will er den Vorsitz nicht ein-nehmen, so übernimmt den Vorsitz je-weils der Gesellschafter, der den nächst höheren Gesellschaftsanteil hält. Der Vorsitzende hat ein Protokoll anzuferti-gen oder einen Anwesenden mit der Protokollführung zu beauftragen. In dem Protokoll ist der Beschluss der Gesell-schafterversammlung festzuhalten. Er ist allen Gesellschaftern in Kopie zuzu-leiten.

7.6    The shareholder with the highest percentage in shares shall chair the shareholders’ meeting. If he is not able or willing to chair the meeting, the shareholder with the next highest percentage in shares shall chair the meeting. The chairman has to the take the minutes of the meeting or to charge someone present with the taking of the minutes. The minutes shall determine the shareholders’ resolution. All shareholders shall receive a copy of the minutes.

7.7 Wenigstens einmal im Jahr hat eine Gesellschafterversammlung stattzufin-den, und zwar innerhalb von 6 Monaten nach Ende des Geschäftsjahres.	7.7 The shareholders shall meet at least once a year, within the first six months after the end of a fiscal year.

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7.8 Gesellschafterbeschlüsse können nur innerhalb eines Monats nach Beschlussfassung angefochten werden.	7.8 Shareholders’ resolution can be challenged not later than one month after the passing of the resolution.

8 Jahresabschluss und Gewinnverteilung, Informationsrechte der Gesellschafter	8 Annual Financial Statements, Appropriation of Profits, Information Rights of the Shareholders

8.1    Der oder die Geschäftsführer haben innerhalb der gesetzlichen Fristen nach Schluss des Geschäftsjahres für das abgelaufene Geschäftsjahr den Jahresabschluss aufzustellen und zusammen mit einem Vorschlag über die Gewinn-bzw. Verlustverteilung der ordentlichen Gesellschafterversammlung zur Genehmigung vorzulegen. § 264 Abs. 1 Satz 3 HGB bleibt hiervon unberuhrt.

8.1   The managing directors shall prepare the annual financial statements regarding the expired fiscal year within the statutory period of time after the end of the fiscal year. They shall submit it together with the suggestion as to the use of profits resp. losses to the ordinary shareholders’ meeting for approval. Section 264 para. 1 German Commercial Code (HGB) shall remain unaffected.

8.2   Das Gewinnbezugsrecht richtet sich nach dem Verhältnis der Stammeinlagen, es sei denn, die Gesellschafter be-schlieβen einstimmig etwas anderes. Die Änderung dieser Vorschrift bedarf der Zustimmung aller Gesellschafter.

8.2   The profit payout right shall be allocated among the shareholders in proportion to their shares in the company, unless the shareholders resolve unanimously on a different allocation. The amendment of this regulation requires the consent of all shareholders.

8.3 Die Geschäftsführer sind verpflichtet, den Gesellschaftern auf Anforderung unverzüglich Einsicht in die Geschäfts-bücher sowie sämtliche Geschäftsvorfälle zu gewähren.	8.3 The managing directors shall allow the shareholders to review the business records and all transactions upon request.

9 Verfugung uber Geschaftsanteile	9 Disposal of Shares

Jede Verfügung über einen Geschäftsanteil oder von Teilen von Geschäftsanteilen bedarf der vorherigen schriftlichen	Each disposal of a share or parts of a share requires the prior written consent of all shareholders.

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Zustimmung aller Gesellschafter.

10 Wettbewerbsverbot	10 Competition Ban

10.1 Gesellschafter können vom Wettbewerbsverbot durch einen Gesellschafterbeschluss mit einfacher Mehrheit befreit werden.	10.1 Shareholders can be released from the competition ban by a shareholders’ resolution with simple majority.

10.2 Die Gesellschafterversammlung kann ferner einen, mehrere oder alle Geschäftsführer von etwaigen Wettbewerbsverboten gegenüber der Gesellschaft und/oder den mit ihr verbundenen Unternehmen befreien.
10.2 Further, the shareholders’ meeting can release one, several or all managing directors from possible competition bans towards the company and/or related companies.

11 Bekanntmachungen	11 Announcements

Die Bekanntmachungen der Gesellschaft erfolgen im elektronischen Bundesanzei-ger.	Announcements of the company shall be made in the electronic Federal Gazette (elektronischer Bundesanzeiger).

12 Salvatorische Klausel	12 Severability Clause

Sollte eine der vorstehenden Bestimmungen unwirksam sein oder sollte sich in dem Gesellschaftsvertrag eine Lücke herausstellen, so wird die Gültigkeit der übrigen Bestimmungen dadurch nicht berührt. Die weggefallene Bestimmung ist von den Gesellschaftern durch eine Regelung zu ersetzen, die dem wirtschaftlichen Zweck der weggefallenen oder fehlenden Bestimmung möglichst nahe kommt.

Should individual provisions of these articles of association be or become ineffective or in case of any loopholes, the validity of the other provisions shall not be affected thereby. The invalid or omitted provision shall be replaced by the shareholders by a provision which comes as close as possible to the economic intention of the invalid or omitted provision.

13 Gründungskosten	13 Expenses for Incorporation

Die Gründungskosten einschließlich der Kosten des Notars für die Beurkundung	The company has to bear the expenses of incorporation including the fees of the

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des Gesellschaftsvertrages, der Anmeldung und der Eintragung der Gesellschaft in Höhe von bis zu EUR 2.000,00 gehen zu Lasten der Gesellschaft.	notary for the certification of the articles of association, the application and registration of the company up to an amount of EUR 2,000.00.

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